EXHIBIT 8(b)





                                      New York, New York
                                      November 5, 1997



   Upper Peninsula Energy Corporation
   600 Lake Shore Drive
   Houghton, Michigan 49931

             RE: Agreement and Plan of Merger, By and Between WPS Resources Corporation and Upper Peninsula Energy Corporation Dated as of July 10, 1997

   Ladies & Gentlemen:

             You have requested our opinion as to certain federal income tax consequences resulting upon the consummation of the merger of WPS Resources Corporation ("WPS") and Upper Peninsula Energy Corporation ("UPEN") which will be consummated pursuant to an Agreement and Plan of Merger, By and Between WPS Resources Corporation and Upper Peninsula Energy Corporation Dated as of July 10, 1997 (hereinafter the "Merger" and the "Merger Agreement" respectively). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement. This opinion is being furnished in accordance with Section 8.2(e) of the Merger Agreement.

             The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures, other current administrative positions of the Internal Revenue Service and existing judicial decisions, all as of the date hereof. It should be noted that such statutes, regulations, judicial decisions and administrative interpretations are subject to change or modification at any time, which change may have retroactive effect. Such a change in authorities upon which our opinion is based could affect our conclusions reached in rendering this opinion. In addition, this opinion does not apply to certain special classes of taxpayers, including, without limitation, foreign corporations, tax exempt entities, and persons who acquired UPEN Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

             In connection with the rendering of this opinion, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus forming a part of the Registration Statement filed with the Securities and Exchange Commission by WPS and UPEN in respect of the Merger (the "Registration Statement"), and related documents and other materials as we have deemed relevant to the rendering of our opinion. In addition, we have assumed that we will receive, prior to the Effective Time, representations to be made by WPS and UPEN, in the form attached hereto and we have relied upon the accuracy of the statements contained therein. We have also assumed that all documents we have reviewed are true and accurate, accurately reflect the originals and have been or will be properly executed, and that all actions conducted or to be conducted in connection with the Merger Agreement and the transactions contemplated thereby have been and will be conducted in the manner provided in such document. Further, we have also assumed that the Merger of WPS and UPEN will qualify as a "statutory merger or consolidation" under applicable state laws.

             We are members of the bar of the State of New York and are not admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any other jurisdiction other than the federal laws of the United States of America in respect of the opinions set forth herein.

             Based on and subject to the foregoing, it is our opinion that:

        (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. WPS and UPEN will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

        (2) No gain or loss will be recognized by UPEN pursuant to the Merger.

        (3) Each holder of UPEN Common Stock who exchanges those shares solely for shares of WPS Common Stock pursuant to the Merger (the "Exchanging UPEN Shareholders") will not recognize any gain or loss as a result of the Merger.

        (4) The aggregate tax basis of the WPS Common Stock received by each Exchanging UPEN Shareholder will be the same as the aggregate tax basis of the stock exchanged therefor.

        (5) The holding period of the WPS Common Stock received by each Exchanging UPEN Shareholder will include the period for which the stock exchanged therefor was held, provided that such stock is held as a capital asset at the effective time of the Merger.

        (6) The payment of cash to an Exchanging UPEN Shareholder in lieu of issuing fractional shares of WPS Common Stock will be treated as if the fractional share was distributed pursuant to the Merger and then redeemed by WPS. The cash payment will be treated as having been received in a distribution in full payment in exchange for the fractional share. The Exchanging UPEN Shareholder will recognize gain or loss equal to the difference between (i) the cash payment, and (ii) the portion of the Exchanging UPEN Shareholder's basis in the UPEN Common Stock which is allocable to the fractional share. This gain or loss will be capital gain or loss, provided that such stock is held as a capital asset at the effective time of the Merger.

        Further, we are of the opinion that the statements set forth under the caption "THE MERGER-MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement and attributed to Reid & Priest LLP, constitute an accurate description, in general terms, of the material United States federal income tax consequences of the Merger. The discussion set forth therein, to the extent attributed to Reid & Priest LLP, reflects the opinion of Reid & Priest LLP.

             Except as set forth above, we express no opinion with respect to the Merger. This opinion is for your information and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without our written consent. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any other legal authorities which may hereafter occur.

             We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8(b) to the Registration Statement. We also consent to the discussion of this opinion and the reference to our firm under the heading "THE MERGER-MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Proxy Statement/Prospectus that constitutes part of the Registration Statement.


                                      Very truly yours,


                                      /s/ Reid  & Priest LLP
                                      REID & PRIEST LLP